EXHIBIT 10.1

The Kroger Co. Executive Severance Plan

1.Purpose and Status of the Plan.  The purpose of The Kroger Co. Executive Severance Plan (the “Plan”) is to provide severance benefits to a select group of management and highly compensated employees as described herein, who experience a Qualifying Termination and who otherwise meet the terms of the Plan. This Plan is an unfunded welfare benefit plan and all payments described herein shall be made from the general assets of the Company.

2.Certain Defined Terms.  Certain terms used herein have the definitions given to them in the first place in which they are used, and all other defined terms have the meanings set forth below in this Section 2.

(a)	“Annual Base Salary” means a Participant’s regular rate of annual base salary in effect immediately preceding such Participant’s Qualifying Termination.

(b)	“Board” means the Board of Directors of The Kroger Co. (“Kroger” or “Company”).

(c)	“Cause” means a Participant’s:

i.	failure to substantially perform the Participant’s duties (other than by reason of disability) with respect to the Company,

ii.	breach of fiduciary duty to the Company,

iii.	dishonesty, fraud, alcohol or illegal drug abuse, or misconduct with respect to the business or affairs of the Company,

iv.	willful violation of the policies of the Company after receiving written notice of such violation, or

v.	conviction of a felony or crime involving moral turpitude.

(d)	“CEO” means the Chief Executive Officer of the Company, as then currently designated by the Board.

(e)	“Change in Control” means a “Change in Control” as defined under The Kroger Co. Employee Protection Plan, as amended from time to time.

(f)	“Committee” means the Compensation and Talent Development Committee of the Board.

(g)	“Company” means The Kroger Co.

(h)	“Plan” means The Kroger Co. Executive Severance Plan.

(i)	“Plan Administrator” means the Committee.

(j)	“Qualifying Termination” means an involuntary termination of a Participant’s employment by the Company other than for Cause, death, disability or a Change in Control. The Company shall provide written notice of the Qualifying Termination, and the date of a Qualifying Termination shall be the Participant’s separation from service with the Company in accordance with the notice.

(k)	“Severance Multiple” means (i) with respect to the Chief Executive Officer of the Company, one and one half (1.5); and (ii) for other Participants, one (1).

(l)	“Target Bonus” means the Participant's annual incentive target under the Corporate Annual Incentive Plan (the “AIP”), based on the Participant’s target bonus percentage for the fiscal year in which the Qualifying Termination occurs, expressed as a dollar amount; provided that if the Participant's annual incentive target has not been established for such fiscal year at the time of the Qualifying Termination, “Target Bonus” shall mean the Participant's annual incentive target for the immediately preceding fiscal year.

3.Eligibility.   This Plan shall apply solely with respect to the Company’s executive employees who (i) are designated as a senior vice president, an executive vice president or the CEO in a pay level 28E through 32E, (ii) has a Qualifying Termination, and (iii) complies with the requirements of Section 10 (“Participants”).

4.Term of the Plan.  This Plan is adopted on September 17, 2026 (the “Effective Date”), and shall continue until terminated in accordance with Section 6.

5.Administration of the Plan.  The Plan shall be administered by the Committee.  The Committee may delegate all or any portion of its duties to any person and may from time to time revoke such authority and delegate it to another person. Any such delegation to an employee or officer of the Company will automatically terminate when he or she ceases to be an employee or officer.  No person may act as the Plan Administrator in connection with any decision that directly affects his or her own benefit under the Plan. All actions taken and all determinations by the Committee shall be final and binding on all persons claiming any interest in or under this Plan.

6.Amendment or Termination of Plan.  Following the Effective Date, the Committee reserves the right to amend or terminate the Plan at any time, without prior notice to Participants; provided that the termination or amendment of this Plan shall not affect any obligations under this Plan that have arisen as a result of Participants who have experienced a Qualifying Termination prior to the date of such amendment or termination.

7.Severance Benefits Upon a Qualifying Termination.   Upon a Qualifying Termination, a Participant shall, subject to the terms and conditions of this Plan including, but not limited to, Section 9 (Clawback) and Section 10 (Release and Restrictive Covenant Requirements), be entitled to receive the following:

(a)Severance Payment.   Participants shall be paid a severance payment (the “Severance Amount”) equal to (i) the Participant’s Severance Multiple in accordance with Section 2(k), multiplied by (ii) the sum of the Participant’s Annual Base Salary and Target Bonus in accordance with Sections 2(a) and 2(l). Severance benefits shall be paid in substantially equal installments for the applicable duration in accordance with the normal payroll practices for such Participants over 18 months for the CEO and twelve months for all other Participants.

(b)Prorated Target Bonus.  If a Participant incurs a Qualifying Termination prior to the end of the fiscal year, the Participant’s Target Bonus shall be prorated for the total number of days worked in the Company’s fiscal year through the date of the Qualifying Termination. The amount of such pro-rated Target Bonus will be paid subject to achievement of the applicable business performance goals under the AIP at the end of the fiscal year, and will be paid to the Participant, subject to taxes and other applicable deductions, at the same time as Target Bonuses are paid to participants generally (typically March following the end of the fiscal year). Any such payment shall be subject to the terms and conditions of the AIP.

(c)COBRA continuation coverage. Following the Participant’s Qualifying Termination, and to the extent the Participant is participating in Company sponsored medical and dental benefits, the Company shall offer such Participants COBRA continuation coverage, and conditioned upon the Participant electing to enroll in such coverage, the Company shall pay such Participant a lump sum payment equal (in gross) to the cost of COBRA premiums (determined based upon the rate of COBRA premiums and the level and type of medical and dental coverage provided to the Participant as of the date of the Qualifying Termination) for the number of months based on the Participant’s Severance Multiple in accordance with Section 2(k) (18 months for the CEO and 12 months for all other Participants).  In order to receive such coverage, the Participant must take all necessary and appropriate steps to enroll in such coverage.  The lump sum payment shall be paid as soon as administratively practicable in accordance with the normal payroll practices for such Participants.

(d)Outplacement Assistance Services. The Company will reimburse executive outplacement assistance services for a Participant who is the CEO for the first eighteen (18) months following the date of Qualifying Termination with a maximum reimbursement of $30,000; and for a Participant other than the CEO for the first twelve (12) months following the date of Qualifying Termination with a maximum reimbursement of $20,000, or until the Participant secures new employment, whichever occurs first.   The Company shall reimburse the Participant thirty (30) days following receipt of such reimbursement request and documentation evidencing such expenses as the Company may reasonably require but not later than the last day of the calendar year following the year in which the expense is incurred as more fully described in Section 17(c)(iii) of this Plan.

(e)Equity awards.  Upon a Qualifying Termination, a Participant's outstanding equity awards granted under The Kroger Co. Amended and Restated 2019 Long Term Incentive Plan (or any predecessor or successor equity incentive plan of the Company)  shall be treated as follows: (i) Upon  a Qualifying Termination, a Participant shall receive a prorated portion of his or her outstanding unvested stock options and restricted stock units with such prorated portion determined by multiplying the total number of shares subject to the applicable award by a fraction, the numerator of which is the number of full weeks elapsed from the applicable grant date through the date of the Qualifying Termination, and the denominator of which is the total number of full weeks between the grant date and the final vesting date, reduced by any shares subject to such award that have previously vested, if and only if the Participant executes and returns to the Company the attendant Amendment to Stock Option Grant Agreements and Restricted Stock Grant Agreements. A Participant shall have three (3) months from the date of the  Qualifying Termination within which to exercise any vested stock options, unless any such options are set to expire at an earlier date, in which event the earlier expiration date will apply; and (ii)  The Participant will be eligible to receive a pro-rated portion of performance units under any outstanding long-term incentive plans (“LTIP”), based on performance results over each full three-year period, pro-rated for the number of full weeks of active employment during each performance period divided by the total number of weeks in each performance period. The number of performance units paid out under each LTIP will be contingent on the achievement of the applicable business performance goals under each LTIP at the end of each performance period. The performance units will be paid, subject to taxes and other applicable deductions, in Kroger common shares, along with dividend equivalents for each performance period on the number of issued common shares, at the same time as performance units are paid to participants generally under the LTIPs. Any such payment will be subject to the terms and conditions of the LTIP.   Notwithstanding any other provision of this Section 7(e), the settlement of any equity awards that constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) shall be made in accordance with the requirements of Section 409A of Code and the applicable award agreement, including any required delay in payment for “specified employees” as more fully described in Section 17(b) of this Plan.

8.Other Benefits. Participants shall be paid all accrued and unpaid vacation (including “banked” vacation), if any, as of the Participant’s date of Qualifying Termination in accordance with Company policy. Vacation shall be paid as soon as administratively practicable in accordance with normal payroll practices for such Participant.

9.Clawback.  Any portion of the severance benefits in Section 7 that constitute “incentive-based compensation” within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, shall be subject to recovery in accordance with The Kroger Co. Policy on Incentive-Based Compensation Recovery (the “SEC Clawback Policy”).

10.Release and Restrictive Covenant Requirement.  As a condition to receiving severance benefits upon a Qualifying Termination in accordance with Section 7 under the Plan, each Participant is required to execute (and to not revoke) a release and execute a restrictive covenant agreement (including, but not limited to, non-competition, non-solicitation, confidentiality and non-disparagement provisions), in accordance with applicable law, in the time prescribed by the Company following the date of such Participant’s Qualifying Termination. Any obligation of the Company to provide severance benefits of any kind in any form pursuant to this Plan shall immediately terminate if the Participant breaches any obligation under the release or restrictive covenant agreement. Any recovery in accordance with the SEC Clawback Policy pursuant to Section 9 of this Agreement shall have no effect on the validity of the release and restrictive covenant agreement.

11.Claims Procedure.   It is not normally necessary to file a claim in order to receive benefits under this Plan.  However, if a Participant feels he or she has been improperly denied benefits, a Participant may file a claim for benefits in writing to the Plan Administrator. If the Plan Administrator or its delegate denies the claim, in whole or in part, the Plan Administrator or its delegate shall furnish the Participant with written notice of the denial of his/her claim within ninety (90) days of receipt of the claim. If the Plan Administrator or its delegate determines that special circumstances require an extension of time to process the claim, the Plan Administrator or its delegate will notify the applicant of the reason for the extension prior to the expiration of the initial 90-day period. An extension of time for deciding a claim cannot be for more than an additional 90 days. The denial of the claim shall be written in a manner calculated to be understood by the applicant and shall contain the specific reasons for such denial, specific references to pertinent Plan provisions on which the denial is based, a description of additional material or information which is needed to complete the claim and why such material information is necessary, and an explanation of the Plan's appeal procedure and right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following the denial of claim on appeal.

Within sixty (60) days after the receipt of a notice that a Participant’s claim was denied, the Participant may appeal the denial of his/her claim to the Plan Administrator or its delegate in writing stating the reason for his/her appeal and submitting any issues or comments for the Plan Administrator or its delegate’s review. A Participant shall be provided an opportunity to submit written comments, documents, records, and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. A decision on appeal shall be made within a reasonable period of time, but generally within sixty (60) days of receipt of an appeal. If the Plan Administrator or its delegate determines that special circumstances require an extension of time to decide the appeal, the Plan Administrator or its delegate will notify the applicant of the reason for the extension prior to the expiration of the initial 60-day period. An extension of time cannot be for more than an additional 60 days. The Plan Administrator or its delegate shall mail to the applicant a written notice of its decision setting forth, in a manner calculated to be understood by the applicant, the specific reasons for its decision and the specific references to the pertinent  Plan provisions on which its decision was based and a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents records, and other information relevant to the claim for benefits and a statement describing any voluntary appeal procedures offered by the Plan and that the applicant has a right to bring a civil action under Section 502(a) of ERISA.

No legal action may be brought by or on behalf of a Participant concerning any claim for benefits under the Plan unless (a) all claims and appeals procedures established by the Plan Administrator have been exhausted, and (b) the action is properly filed within one (1) year from the date of the final decision on appeal.

12.Severability; Waiver.  If any provision of this Plan or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Plan which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Plan are to be severable.  No waiver by either party of any breach by the other party of any provision or conditions of this Plan shall be deemed to be a waiver of any other provision or condition at the same or any prior or subsequent time.

13.No Assignment of Benefits.  Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; and no attempted assignment or transfer thereof shall be effective.

14.Death.  This Plan shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If a Participant shall die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

15.Overpayments.  To the fullest extent permitted by applicable law, the Company may recover any overpayment of benefits made to a Participant or to a Participant’s estate under this Plan and/or offset any overpayment made to the Participant, in whole or in part, against any benefits or other amount the Company owes or would otherwise owe the Participant or the Participant’s estate.

16.Tax Withholdings.  All payments made and benefits provided hereunder shall be subject to all applicable federal, state, local and foreign tax withholding requirements.

17.Section 409A.

(a)	General. It is intended that payments and benefits made or provided under this Plan shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan. Despite any contrary provision of this Plan, any references to termination of employment or date of termination shall mean and refer to the date of a Participant’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

(b)	Delay of Payment. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the termination date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to a Participant under this Plan during the six (6)-month period immediately following a Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of a Participant’s separation from service shall be accumulated and paid to such Participant on the first (1st) business day of the seventh (7th) month following such Participant’s separation from service (the “Delayed Payment Date”). If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of such Participant’s estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of his or her death.

(c)	Reimbursement and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

18.Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be used in construction of the Plan.

19.Notices.  Any notice or other communication required or permitted pursuant to the terms hereof shall be deemed to have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

20.Successors.  This Plan shall be binding upon the successors and assigns of the Company.

21.Governing Law and Venue.  This Plan shall be governed by, construed and enforced under and in accordance with the laws of the State of Ohio without regard to principles of conflicts of laws to the extent not preempted by Federal law, which shall otherwise control. The United States District Court for the Southern District of Ohio in Cincinnati is the exclusive, proper venue for any action involving any dispute relating to or arising from the Plan between any individual and the Company or the Plan Administrator.

IN WITNESS WHEREOF, The Kroger Co. has caused the Plan to be duly adopted as of the 17th day of September, 2026.

THE KROGER CO.

By:	/s/ George H. Vincent
Name:	George H. Vincent
Title:	Executive Vice President, General Counsel and Secretary